Exhibit 10.27
DEED OF TRANSFER AND TERMINATION
This DEED OF TRANSFER AND TERMINATION (this “Deed”) is made on April 8, 2010 (the “Effective Date”) among China Environment Fund III, L.P. (“CEF”), Sun Kwok Ping (), holder of Hong Kong document of identity No. DA9001901 (“Founder”) and Nobao Renewable Energy Holdings Limited, a Cayman Islands company (the “Company”). Each of CEF, the Founder and the Company shall hereinafter individually be referred to as a “Party” and collectively as the “Parties”.
WHEREAS
(A)	The Parties have entered into the following agreements (the “Agreements” and each, an “Agreement”):
Option Agreement No. 1 dated January 15, 2010 (“Option Agreement No. 1”); and

Option Agreement No. 3 dated January 15, 2010 (“Option Agreement No. 3”).
(B)	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreements.

(C)	Pursuant to the terms of the Agreements, either CEF or the Founder may have a right to purchase a certain number of shares in the Company from the Founder or CEF, respectively, based on the Adjusted Post Money Valuation determined pursuant to the Agreements.

(D)	The Parties desire to enter into this Deed and terminate the Agreements.
NOW IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:
1.	SHARE TRANSFER

1.1	On the date hereof, the Founder shall transfer to CEF, for an aggregate consideration of one United State dollar, 274,382 ordinary shares, par value US$0.001 per share, of the Company (the “Adjustment Shares”).

1.2	In connection with the transfer contemplated in Section 1.1 above, the Founder shall deliver to CEF duly executed instruments of transfer of the Adjustment Shares in favour of CEF together with the share certificates therefor.

1.3	The Parties shall procure that a written resolution of all directors of the Company be passed at which the following shall be approved: (i) the transfer of the Adjustment Shares and (ii) the entries of transfer of the Adjustment Shares from the Founder to CEF into the register of members of the Company.

1.4	CEF and the Founder hereby waive all rights of first refusal, co-sale rights, liquidation preference rights, pre-emption and similar or other rights over the transaction contemplated hereunder to which they or any other person may be entitled, including without limitation any such rights under the Memorandum of Association and Articles of Association of the Company, the Shareholders Agreement among the Parties and certain other parties thereto dated January 15, 2010 and the Right of First Refusal and Co-Sale Agreement among the Parties and certain other parties thereto dated January 15, 2010.

2.	TERMINATION OF AGREEMENTS

2.1	Each of the Parties hereby agrees, on behalf of itself and on behalf of its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any other Party or its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors, any action, suit, arbitration or other proceeding, or to take any other action, concerning any and all actions, claims, rights, demands and set-offs, in any jurisdiction, whether or not presently known to the Parties or to the law, and whether in law or equity, that such Party, its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers and directors or any of them ever had, may have or hereafter can, shall or may have against such other Party or any of its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors arising out of or in connection with the Agreements (collectively, the “Claims”). Upon execution of this Deed, each Party shall be deemed to release and forever discharge any and all Claims.

2.2	Notwithstanding anything else to the contrary herein, each of the Parties hereby agree that each of the Agreements shall be deemed terminated and cease to have any effect upon execution of this Deed.

3.	NO ADMISSION

3.1	This Deed is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of any Party to this Deed or any other person or entity.

4.	SEVERABILITY

4.1	If any provision of this Deed is found to be void or unenforceable, that provision shall be deemed to be deleted from this Deed and the remaining provisions of this Deed shall continue in full force and effect and the Parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable, and which gives effect to the spirit and intent of this Deed.

5.	ENTIRE AGREEMENT

5.1	This Deed constitutes the entire understanding and agreement between the Parties in relation to the subject matter of this Deed.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	This Deed shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

6.2	The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Deed. If the negotiations do not resolve the dispute to the reasonable satisfaction of the Parties, then each Party that is an entity shall nominate one (1) authorized officer as its representative. The Parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by any Party to call such a meeting, meet in person and alone (except for one (1) assistant for each Party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved in such meeting, the Parties agree that they shall, if requested in writing by any Party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, any Party may begin formal arbitration proceedings to be conducted in accordance with Section 6.3 below. This procedure shall be a prerequisite before taking any additional action hereunder.

6.3	In the event the parties are unable to settle a dispute between them regarding this Deed in accordance with Section 6.2 above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this Section 6.3, subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the Hong Kong International Arbitration Centre Administered Arbitration Rules; and (ii) the language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the Hong Kong International Arbitration Centre Administered Arbitration Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Party unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Party or its affiliates to conduct its respective business operations or to make or dispose of any other investment. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.	COUNTERPARTS

7.1	This Deed may be executed in separate counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Transmission by facsimile of an executed counterpart of this Deed shall be deemed to constitute due and sufficient delivery of such counterpart. The Parties shall deliver to each other an original counterpart of this Deed.

8.	VARIATION

8.1	Any variation of this Deed shall be in writing and signed by or on behalf of each Party.

     IN WITNESS whereof the Parties have executed this Deed as a deed on the day and year first written above.

EXECUTED AS A DEED in the name of CHINA ENVIRONMENT FUND III, L.P. by its duly authorized representative Donald Chang Ye () in the presence of:	) ) ) ) ) )	/s/ Donald Chang Ye

EXECUTED AS A DEED in the name of Sun Kwok Ping () in the presence of:	) ) ) )	/s/ Sun Kwok Ping

EXECUTED AS A DEED in the name of NOBAO RENEWABLE ENERGY HOLDINGS LIMITED by its duly authorized representative Sun Kwok Ping () in the presence of:	) ) ) ) ) ) )	/s/ Sun Kwok Ping

5